SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2006

ACT Teleconferencing, Inc.

(Exact name of registrant as specified in its charter)

Colorado	0-27560	84-1132665
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1526 Cole Boulevard, Suite 300, Golden, Colorado	80401
(Address of principal executive offices)	Zip Code

(303) 233-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Term Loan from Dolphin Direct Equity Partners, LP

On June 30, 2006, ACT Teleconferencing, Inc. (the “Company”) entered into a Loan Agreement (the “Agreement”) with Dolphin Direct Equity Partners, LP (“Dolphin”), the largest registered holder of the Company’s Series AA Convertible Preferred Stock (and the Company’s common stock on an as-converted basis) and an affiliate of one of the Company’s directors, Mr. Peter E. Salas. The Agreement provides for draws in minimum amounts of $500,000 up to a maximum aggregate principal amount of $1,500,000. The Company borrowed $500,000 under the Agreement on July 6, 2006, and intends to use the net funds drawn to date and from time to time hereafter for fixed and working capital needs. The principal amount of loans drawn under the Agreement bear interest at a rate of 12% per annum (25% per annum following the occurrence of an event of default under the Agreement) and mature on June 30, 2007. Any amounts that are repaid may not be re-borrowed. The Company intends to repay any loans out of its cash flow from operations.

The Agreement contains provisions limiting the Company’s ability to, among other things, incur additional indebtedness, create liens, make loans, investments or guarantees, engage in mergers or acquisitions, sell assets, pay dividends on its capital stock and engage in transactions with affiliates. And, pursuant to the terms of a Pledge Agreement between the Company and Dolphin and a Security Agreement among the Company, each of its U.S. operating subsidiaries and Dolphin, each of which are also dated as of June 30, 2006, the loans will be secured by substantially all the assets of the Company and the Company’s U.S. operating subsidiaries, subject to the first priority security interest in such assets currently held by the Company’s senior commercial lender. The Company’s senior commercial lender and Dolphin have entered into a Subordination Agreement dated as of June 30, 2006 which governs the rights of the Company’s lenders with respect to the collateral securing their respective loans to the Company.

Waiver and Amendment Agreement with the Company’s Senior Commercial Lender

On June 12, 2006, the Company entered into a Waiver and Amendment Agreement with Silicon Valley Bank (“SVB”), its senior commercial lender, under a $3.5 million line of credit (the “Amendment”). Under the terms of the Amendment, among other things, SVB waived all existing defaults under the Company’s existing Loan and Security Agreement with SVB dated as of November 19, 2004, as amended to date (with respect to which SVB had previously agreed to forbear from exercising its rights as previously disclosed), relaxed lending limitations related to customer concentration and foreign accounts receivable, and amended the financial covenants to provide for a trailing three month minimum EBITDA (as defined in the Amendment) of $750,000 requirement in lieu of the previous minimum cash income requirement. The maturity date of the line of credit has been extended to June 12, 2007.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACT Teleconferencing, Inc. (Registrant)

Date: July 7, 2006	By:	/s/ Gene Warren
Gene Warren
Chief Executive Officer